                                                              EXHIBIT NO. (C)(2)

                                                                  EXECUTION COPY


          THIS GOVERNANCE AGREEMENT, dated as of February 10, 1998 (this "Agreement"), is entered into by and among SPRINT CORPORATION, a Kansas corporation ("Sprint"), SPRINT COMMUNICATIONS COMPANY L.P., a Delaware limited partnership ("Sprint L.P."), DOLPHIN, INC., a Delaware corporation ("Newco"), and EARTHLINK NETWORK, INC., a Delaware corporation (the "Company").

          WHEREAS, the respective Boards of Directors of Sprint and the Company have determined to enter into a strategic relationship in the area of Internet access and related services and Sprint will make investments in Newco and the Company in connection with the Merger (as defined below) of Newco Sub, Inc., a Delaware corporation ("Newco Sub"), and the Company in order to enhance the capabilities for growth and financial and strategic success;

          WHEREAS, pursuant to an Investment Agreement, dated as of February 10, 1998, among Sprint, Sprint L.P., the Company, Newco and Newco Sub (the "Investment Agreement"), Sprint proposes to make a tender offer (as it may be amended from time to time as permitted under the Investment Agreement, with the Company's consent, if required under the Investment Agreement, the "Tender Offer") to purchase 1,250,000 shares of Common Stock for an aggregate cash consideration of $56,250,000 and at a price per share of Common Stock of $45 net to each seller in cash (such price, as may hereafter be changed, the "Tender Offer Price"), upon the terms and subject to the conditions set forth in the Investment Agreement; and the Board of Directors of the Company has approved the Tender Offer and the other transactions contemplated by the Investment Agreement and is recommending that the Company's stockholders who wish to receive cash for their shares of Common Stock accept the Tender Offer;

          WHEREAS, immediately following the closing of the Tender Offer, Sprint L.P. proposes to purchase 4,102,941 shares of Series A Convertible Preferred Stock, par value $.01 per share of Newco (the "Series A Stock") in exchange for
(i) an aggregate cash consideration of $23,750,000, (ii) the assignment to Newco of 100% of the Sprint Internet Passport Subscribers, and (iii) entering into a network agreement whereby Newco and the Company will utilize Sprint L.P.'s long-distance network under specified terms and conditions;

          WHEREAS, Sprint L.P. will enter into a marketing agreement whereby Newco and the Company will utilize the Sprint brand under specified terms and conditions and will, inter alia, have the right to use Sprint L.P. distribution
                     ----- ----
channels under specified terms and conditions and agree to sell certain Sprint L.P. products;

          WHEREAS, pursuant to the Investment Agreement certain stockholders of the Company have (i) executed and delivered to Sprint and Sprint L.P. an Agreement to Vote Stock, (ii) executed and delivered to Sprint and Sprint L.P. an Agreement to Vote and Tender Stock, and (iii) entered into a Stockholders Agreement with Sprint and Sprint L.P.;

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

          WHEREAS, Sprint shall provide Newco and the Company, as co-borrowers, with up to $25 million of Convertible Senior Debt financing on or after the Closing, with such amount to increase to up to $100 million over time (the "Convertible Debt Financing"), such indebtedness to be evidenced by one or more Convertible Senior Promissory Note(s) (the "Convertible Notes), and to be subject to the terms and conditions of the Credit Agreement;

          WHEREAS, the closing of the acquisition of the Series A Stock and the other transactions referred to above other than the Tender Offer shall take place concurrently with the merger of Newco Sub into the Company (the "Merger") and the conversion of each share of the Company's outstanding Common Stock into one share of Newco common stock, par value $.01 per share ("Newco Common Stock"), pursuant to the Merger, in each case upon the terms and subject to the conditions set forth in any applicable Ancillary Agreement;

          WHEREAS, Sprint, Sprint L.P., the Company and Newco desire to make certain representations, warranties, covenants and agreements and also to prescribe various conditions in connection with the transactions contemplated by this Agreement;

          WHEREAS, Sprint, Sprint L.P., Newco and the Company desire to establish in this Agreement certain terms and conditions concerning the corporate governance of Newco, the acquisition and disposition of Equity Securities by the Affiliated Equity Holders, the rights of Sprint to make offers to purchase all of the outstanding securities of Newco not owned by Affiliated Equity Holders and the rights of the Board of Directors of Newco to receive and entertain offers to effect Business Combinations, all as more particularly described herein; and

          WHEREAS, Sprint and Sprint L.P. are prepared to ensure that the voting agreements made by each of them pursuant to this Agreement are fulfilled by giving the Company and Newco, or either of them, an Irrevocable Proxy (coupled with an interest).

          NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

          SECTION 1.01.  Definitions.  As used in this Agreement, the following
                         -----------
terms shall have the following meanings:

          "Acquisition Proposal" means any proposal for a tender or exchange
           --------------------
offer, a merger, consolidation, share exchange or other business combination, in which Newco is a constituent party to the merger, consolidation, share exchange or combination, or a sale of securities (other than Transaction Securities), recapitalization, liquidation, dissolution or similar transaction involving Newco or any proposal or offer to acquire in any manner, directly or indirectly, a material equity interest in, or a material amount of voting securities (with the

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

acquisition of beneficial ownership of 20% or more of the Voting Equity Securities of Newco being deemed to be material for this purpose) or assets of, Newco, other than the transactions contemplated by this Agreement with respect to Affiliated Equity Holders effected in accordance with this Agreement. A Material Sale will constitute an Acquisition Proposal.

          "Affiliate" has the meaning assigned to such term in the Investment
           ---------
Agreement.

          "Affiliated Equity Holders" means Sprint, Sprint L.P.  and any of
           -------------------------
their respective Affiliates (exclusive of the Company, Newco and Newco's Subsidiaries) that, as of any relevant date of determination, are holders of Equity Securities.

          "Alternative Securities" means a new series of Preferred Stock having
           ----------------------
terms that are structured and priced in the same manner as the terms of the Series A Stock (including, without limitation, date of allowable optional redemption, dividend rate, liquidation value, redemption value, conversion premium and conversion rate), provided, that, all of such terms are determined,
                              --------  ----
if applicable, by reference to the Average Stock Price for the 30 trading days prior to the date of issuance of such Alternative Securities.

          "Ancillary Agreements" has the meaning assigned to such term in the
           --------------------
Investment Agreement, but for purposes of this Agreement shall also include the Investment Agreement.

          "Associate" has the same meaning as in Rule 12b-2 promulgated under
           ---------
the Exchange Act.

          "Available Top-Up Shares" means, in respect of any issuance of
           -----------------------
Transaction Securities, the number of shares of Common Stock underlying Equity Securities that Sprint may purchase from Newco pursuant to Section 3.01(d) hereof following an issuance of Transaction Securities, determined as follows:

          Available Top-Up Shares = (x) (1/(1-SPI) - 1),

where x equals the number of Transaction Securities issued in such transaction and SPI equals Sprint's Percentage Interest expressed as a decimal carried to the third place. As permitted in Section 3.01(e) hereof, Available Top-Up Shares may, at Sprint's discretion, to the extent indicated in such section, be in the form of shares of Newco Common Stock or Alternative Securities convertible into an equivalent number of shares of Newco Common Stock.

          "Average Stock Price" means an average of the closing sales prices of
           -------------------
a share of Newco Common Stock for a specified period as reported by the principal securities market or exchange on which such stock is then traded.

          "Beneficial Owner"  shall be a Person who shall be deemed to
           ----------------
"beneficially own" any securities:

          (a) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable

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

     immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants, options or otherwise;

          (b) which such Person or any such Person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 under the Exchange Act as such Rule is in effect on the date of this Agreement), including pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the
                        --------  -------
     "Beneficial Owner" of, or to "beneficially own," any security under this subparagraph (b) as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding arises solely from a revocable proxy given in response to a public proxy or consent solicitation made by Newco or the Company pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act; or

          (c) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person's Affiliates or Associates) has an agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to subparagraph (b)) or disposing of any voting securities of Newco or the Company; provided, however, that nothing in this
                                         --------  -------
     subparagraph (c) shall cause a person engaged in business as an underwriter of securities to be the "Beneficial Owner" of, or to "beneficially own," any securities acquired through such person's participation in good faith in a firm commitment underwriting under the Act until the expiration of 40 days after the date of such acquisition.

          "Board" or "Board of Directors" means the Board of Directors of Newco
           -----      ------------------
except where the context requires otherwise.

          "Business Combination" means a transaction, undertaken in any form
           --------------------
whatsoever, involving (i) the purchase or acquisition of Equity Securities if the consummation of such transaction would result in the purchaser beneficially owning 35% or more of the Equity Securities outstanding, or (ii) a merger, consolidation, combination, share exchange, reorganization or other extraordinary transaction with respect to Newco in which, upon consummation thereof, the shareholders or owners of the other entity that is a party thereto, or the controlling Persons thereof, would acquire beneficial ownership of 50% or more of the Equity Securities outstanding. A Significant Sale will constitute a Business Combination. A Business Combination shall not include (A) transactions contemplated by this Agreement with respect to Affiliated Equity Holders effected in accordance with this Agreement or (B) any acquisition of beneficial ownership of Equity Securities resulting from the formation of a "group," as defined in Rule 13d-5(b) of the Exchange Act, without the occurrence of any transaction that would otherwise constitute a Business Combination.

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

          "Certificate of Designation" means the Certificate of Designation of
           --------------------------
Rights, Preferences and Privileges for the Series A Stock.

          "Closing" shall have the meaning given to such term in the Investment
           -------
Agreement.

          "Common Stock" means the common stock, $.01 par value, of the Company.
           ------------

          "Company" means EarthLink Network, Inc., a Delaware corporation, and
           -------
any successor thereto.

          "Conversion Ratio" means, with respect to (i) the Series A Stock, the
           ----------------
quotient of the "Liquidation Value" divided by the "Conversion Price," as those terms are defined in the Certificate of Designation, assuming the acceleration of the full amount of the Liquidation Accretion Dividends as contemplated by the last sentence of Section 3(a)(i) of the Certificate of Designation, (ii) any other class or series of Preferred Stock, the conversion ratio pertaining to such class or series, as in effect on the date of determination, and (iii) the Convertible Notes, the "Conversion Price" for each such note as defined in the Credit Agreement, as in effect on the date of determination.

          "Convertible Notes" shall have the meaning set forth in the Recitals
           -----------------
to this Agreement.

          "Dilution Factor" means, in respect of any issuance of Transaction
           ---------------
Securities, a fraction expressed as a decimal carried to the third place, equal to one minus the quotient of the number of Transaction Securities issued divided by the total number of shares of Newco Common Stock outstanding on a Fully-Diluted Basis, after giving effect to such issuance of Transaction Securities.

          "Director" means a member of the Board of Directors.
           --------

          "Discriminatory Transaction"  means any transaction or other corporate
           --------------------------
action (other than those specifically contemplated by the express terms of this Agreement and other than those imposed, without the happening of a contingency, on each other stockholder on an equal basis) which would (i) impose limitations on the legal rights of any Affiliated Equity Holder as a stockholder of Newco, including, without limitation, any action which would impose restrictions based upon the size of security holding, the business in which a securityholder is engaged or other considerations applicable to any Affiliated Equity Holder and not to stockholders generally, (ii) deny any benefit to any Affiliated Equity Holder, proportionately as a holder of any class of Voting Equity Securities, that is made available to other holders of any class of Voting Equity Securities, or (iii) otherwise materially adversely discriminate against any such Affiliated Equity Holders as stockholders of Newco; provided, however, that
                                                         --------  -------
(v) under no circumstances shall the adoption and implementation by Newco of a Stockholders' Right Plan (commonly known as a "poison pill") be deemed to be a Discriminatory Transaction if such plan would be permitted under Section 4.07 hereof; (w) subject to the proviso in the last sentence of Section 2.04 hereof, the adoption and implementation of a classified Board of Directors through an amendment to Newco's Certificate of Incorporation and Bylaws shall not be deemed to be a Discriminatory Transaction; (x) under no circumstances shall a Business Combination be deemed to be a Discriminatory Transaction if in such Business Combination (A) neither the Liquidation Value nor the Conversion Price of the Series A Stock is changed, and (B) upon consummation of such Business Combination, the automatic conversion of all outstanding shares of Series A Stock into shares of Newco Common Stock thereupon and, if applicable, the acceleration of the full amount of the Liquidation Accretion Dividends as contemplated by the last sentence of Section 3(a)(i) of the Certificate of Designation, the holders of Series A Stock shall be offered the right to receive consideration at the same times (except for any differences in the times at which such holders receive such consideration that occur because of the application of the HSR Act (or any applicable waiting periods thereunder) to the conversion of the Series A Stock into Newco Common Stock), and in the same amount and the same form per share as all other holders of Newco Common Stock;
(y) it shall not be a Discriminatory Transaction for Newco to take action or omit to take action having any of the consequences identified under (i), (ii) and (iii) above to the extent that any such consequence occurs as a result of a material breach or violation by any Affiliated Equity Holder of this Agreement; and (z) the execution by Newco, the Company or any Significant Subsidiary of a definitive agreement with respect to a Business Combination, which agreement is consistent with the requirements of Section 4.03(c) hereof, shall not be a Discriminatory Transaction.

          "Effectiveness of this Agreement" means such time as this Agreement
           -------------------------------
becomes effective, if ever, pursuant to Section 7.01 hereof.

          "Equity Security" means (i) any Newco Common Stock, (ii) any debt or
           ---------------
equity securities of Newco convertible into or exchangeable for Newco Common Stock or other Voting Equity Securities, (iii) any options, rights or warrants (or any other similar securities) issued by Newco to acquire Newco Common Stock or other Voting Equity Securities or (iv) any security issuable in connection with any stock split, stock dividend, recapitalization or other similar transaction in which securities are issued on a proportionate basis to all holders of a class of Equity Securities.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended,
           ------------
and the rules and regulations promulgated thereunder.

          "Fair Private Market Value" means the aggregate private market equity
           -------------------------
value (including control premium) that an unrelated third party would pay if it were to acquire all of Newco's outstanding Equity Securities (including Equity Securities held by Affiliated Equity Holders) in an arm's-length transaction, assuming (i) that all credible buyers are given an equal opportunity by Newco to make and effectuate an Acquisition Proposal, (ii) the absence of any commercial relations between Newco and the Company, on the one hand, and Sprint and its Affiliates, on the other hand, and (iii) the absence of any ownership stake in Newco by Affiliated Equity Holders. The Fair Private Market Value shall be determined in accordance with Section 4.02 hereof.

          "Fully-Diluted Basis," with reference to the number of shares of Newco
           -------------------
Common Stock outstanding at any time, means the number of shares of Newco Common Stock outstanding at that time, plus the number of shares of Newco Common Stock into which or for which all options (both vested and unvested), warrants, rights and other Equity Securities convertible into or exchangeable for Newco Common Stock may be exercised, converted or exchanged for shares of Newco Common Stock at the appropriate Conversion Ratio.

          "Higher Threshold" means 20% at Closing, and as thereafter adjusted
           ----------------
following any issuance of Transaction Securities by multiplying the Higher Threshold in effect prior to such issuance, expressed as a decimal carried to the third place, by the Dilution Factor; provided, that, if following such
                                         --------  ----
issuance of Transaction Securities, a Primary Share Offer is made by Newco pursuant to Section 3.01(d) hereof, the Higher Threshold shall immediately be increased, but never above .200, to H\2,\ which is to be determined as follows:

          H\2\= ((x/y) (H\0\- H\1\)) + H\1\

where:

x    =    the number of shares offered to Sprint pursuant to a Primary Share
          Offer;

y    =    the number of Available Top-Up Shares;

H\0\ =    .200; and

H\1\ = the Higher Threshold in effect after the issuance of Transaction Securities.


          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of
           -------
1976, as amended, and the regulations promulgated thereunder.

          "Independent Director" means a Director of Newco (i) who is not and
           --------------------
has never been an officer or employee of Newco, any Affiliate or Associate of Newco or of an entity that derived 5% or more of its revenues or earnings in any of its three most recent fiscal years from transactions involving Newco or any Affiliate or Associate of Newco, (ii) who is not and has never been an officer, employee or director of Sprint, any Affiliate or Associate of Sprint or an entity that derived more than 5% of its revenues or earnings in any of its three most recent fiscal years from transactions involving Sprint or any Affiliate or Associate of Sprint and (iii) who has no affiliation, compensation, consulting or contracting arrangement with Newco, Sprint or their respective Affiliates or Associates or any other entity such that a reasonable person would regard such Director as likely to be unduly influenced by management of Newco, the Company or Sprint, respectively, or their respective Affiliates or Associates, but shall not include any Investor Director or Management Director.

          "Intervening Offer" means an Offer for aggregate consideration
           -----------------
reasonably determined in good faith by the Board of Directors to be in excess of the aggregate consideration proposed to be paid by Sprint in a Sprint Offer or a Qualified Offer, as applicable. An Intervening Offer shall be reflected in a form of definitive agreement which the offeror is prepared to execute. The conditions to consummation of an Intervening Offer and the representations, warranties and covenants set forth in the Intervening Offer shall be customary for a transaction of that type. In evaluating whether an Offer shall qualify as an Intervening Offer, the Board of Directors shall, in reliance upon the advice of its financial advisors, reasonably and in good faith
(i) value any securities or other non-cash property constituting all or a portion of the aggregate consideration comprising such Intervening Offer and
(ii) take into consideration in its evaluation of such Intervening Offer the effect of any financing contingency upon the likelihood of such Intervening Offer being consummated.

          "Investment Agreement" has the meaning set forth in the Recitals to
           --------------------
this Agreement.

          "Investor Director" means a Director who is designated for such
           -----------------
position by Sprint in accordance with Section 2.01.

          "Irrevocable Proxy" means the Irrevocable Proxy granted by each of
           -----------------
Sprint and Sprint L.P. in the form attached hereto.

          "Lower Threshold" means 10% at Closing, and as thereafter adjusted
           ---------------
following any issuance of Transaction Securities by multiplying the Lower Threshold in effect prior to such issuance, expressed as a decimal carried to the third place, by the Dilution Factor; provided, that, if following such
                                         --------  ----
issuance of Transaction Securities, a Primary Share Offer is made by Newco pursuant to Section 3.01(d) hereof, the Lower Threshold shall immediately be increased, but never above .100, to L\2,\ which is to be determined as follows:

          L\2\ = ((x/y) (L\0\- L\1\)) + L\1\

where:

x    =    the number of shares offered to Sprint pursuant to a Primary Share
          Offer;

y    =    the number of Available Top-Up Shares;

L\0\ =    .100; and

L\1\ =    the Lower Threshold in effect after the issuance of Transaction
          Securities.

          "Management Director" means a Director who is also an employee of the
           -------------------
Company or Newco or any other Director designated as such by the Board of Directors (or any nominating committee thereof) in accordance with Section 2.01.

          "Market Capitalization" shall mean, as of any given date, the total
           ---------------------
market value of Newco, determined by multiplying the number of shares of Newco Common Stock outstanding on a Fully-Diluted Basis by the Market Price as of that date.

          "Market Price" means the closing sale price of a share of Newco Common
           ------------
Stock on a given date as reported by the principal securities market or exchange on which such stock is traded.

          "Material Sale" means any proposal involving the sale of assets of
           -------------
Newco or any Subsidiary or the sale of capital stock of any Subsidiary by Newco, in any such case, for which the consideration proposed to be paid in such transaction represents 20% or more of the Market Capitalization on the date that Newco receives such proposal.

          "Newco" means Newco, Inc., a Delaware corporation and any successors
           -----
thereto.

          "Newco Common Stock" means the common stock, par value, .01 per share
           ------------------
of Newco.

          "Newco Outstanding Stock Report" means a report provided by Newco to
           ------------------------------
Sprint pursuant to Section 6.02(a) hereof.

          "New Security" means any Equity Security issued by Newco; provided,
           ------------                                             --------
that, "New Security" shall not include (i) any Equity Securities issuable upon
----
exercise or conversion of any exercisable or convertible Equity Security, (ii) any Equity Securities issuable in connection with any stock split, stock dividend, recapitalization or other similar transaction with respect to outstanding Equity Securities in which such securities are issued to all stockholders of Newco on a proportionate basis, (iii) the first 1,000,000 shares of Newco Common Stock (primary shares, as adjusted for any stock splits effected after the Closing), sold by Newco after the date hereof (exclusive of shares issued pursuant to the Merger), which number shall be reduced on a share-for-share basis for any shares of Common Stock of the Company issued after the date hereof and prior to Closing (exclusive of shares of Common Stock issued by the Company pursuant to the exercise of options, warrants or other rights or convertible securities to purchase such Common Stock), (iv) any Equity Securities issued or granted to employees or directors of, or consultants to, Newco pursuant to any employee benefit plan or arrangement, and (v) any Equity Securities issued to Affiliated Equity Holders.

          "Non-Recommended Third-Party Offer" has the meaning given to such term
           ---------------------------------
in Section 4.03(a)(ii) hereof.

          "Offer" means a bona fide, written offer from any Person other than an
           -----
Affiliated Equity Holder to effect a Business Combination.

          "Person" means an individual, a partnership, a joint venture, a
           ------
corporation, a limited liability company, a business or other trust, an incorporated or unincorporated organization, a government or any department or agency thereof.

          "Postponement Right" has the meaning given to such term in Section
           ------------------
4.02(b) hereof.

          "Preferred Stock" means any shares of Preferred Stock issued by Newco,
           ---------------
including without limitation, shares of Series A Stock.

          "Primary Share Offer" means an offer made by Newco to Sprint pursuant
           -------------------
to Section 3.01(d) hereof to purchase Available Top-Up Shares following an issuance of Transaction Securities.

          "Pro Rata Share" means a fraction, expressed as a decimal, carried to
           --------------
the third place, (i) the numerator of which shall be the sum of (A) the number of shares of Newco Common Stock owned by Affiliated Equity Holders at Closing and (B) the number of shares of Newco Common Stock into which Equity Securities owned by Affiliated Equity Holders are convertible at the applicable Conversion Ratio at Closing, and (ii) the denominator of which shall be the total number of shares of Newco Common Stock outstanding at Closing on a Fully-Diluted Basis, plus 1,000,000 less any Transaction Securities issued between the date of this Agreement and Closing. The Pro Rata Share shall be held constant, except that if indebtedness is incurred pursuant to the Credit Agreement, then both the numerator and denominator used to recalculate Pro Rata Share shall increase by the number of Equity Securities created by the incurrence of such indebtedness. The Parties acknowledge that the Pro Rata Share, as of the date hereof, equals
 .278, subject to adjustment as set forth above.

          "Qualified Offer" means an offer made by an Affiliated Equity Holder
           ---------------
to acquire all of the Equity Securities not already owned by Affiliated Equity Holders at a price per share in excess of the equivalent per share price set forth in a Third-Party Offer or an Intervening Offer, as the case may be. A Qualified Offer shall be reflected in a form of definitive agreement which Sprint is prepared to execute. The conditions to consummation of the Qualified Offer and the representations, warranties and covenants set forth in the Qualified Offer shall be customary for transactions in which a similarly situated stockholder offers to purchase all of the equity securities (capital stock and any securities that represent rights to purchase such stock) not held by such stockholder and may not, in any event, in the reasonable judgment of the Board of Directors exercised in good faith, be more onerous in any material respect than those set forth in the Third-Party Offer or the Intervening Offer, as the case may be. In the evaluating whether an offer shall qualify as a Qualified Offer, the Board of Directors shall, in reliance upon the advice of its financial advisors, reasonably and in good faith take into consideration in its evaluation of such Qualified Offer the effect of any financing contingency upon the likelihood of such Qualified Offer being consummated.

          "Recommended Third-Party Offer" has the meaning given to such term in
           -----------------------------
Section 4.03(a)(i) hereof.

          "Registration Rights Agreement" means the Registration Rights
           -----------------------------
Agreement dated as of the date hereof, by and among Sprint, Sprint L.P. and Newco.

          "Right to Offer Period" shall have the meaning given to such term in
           ---------------------
Section 4.02(a) hereof.

          "SEC" means the Securities and Exchange Commission.
           ---

          "Securities Act" means the Securities Act of 1933, as amended, and the
           --------------
rules and regulations thereunder.

          "Series A Stock" means the Series A Convertible Preferred Stock of
           --------------
Newco.

          "Significant Sale" means the sale of assets of Newco or any Subsidiary
           ----------------
or the sale of capital stock of any Subsidiary by Newco, in any such case, for which the consideration proposed to be paid in such transaction represents 35% or more of the Market Capitalization on the date that Newco agrees to such sale.

          "Significant Subsidiary" means, with reference to any person, a
           ----------------------
"significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC.

          "Specified Number of Equity Securities," as it applies to the Voting
           --------------------------------------
Equity Securities owned by Affiliated Equity Holders and required pursuant to
Section 4.02(e) or Section 4.03(d) hereof to be sold by Affiliated Equity Holders or voted by Affiliated Equity Holders, shall equal (i) in respect of a tender offer, as of a date immediately prior to the closing of the tender offer, the quotient of the number of shares of Voting Equity Securities owned by Unaffiliated Equity Holders validly tendered into such transaction and accepted for payment thereunder divided by the total number of shares of Voting Equity Securities owned by Unaffiliated Equity Holders and (ii) in respect of a stockholder vote, as of the date of such vote, the quotient of the number of shares of Voting Equity Securities owned by Unaffiliated Equity Holders voted in favor of the matter divided by the total number of shares of Voting Equity Securities owned by Unaffiliated Equity Holders; in either case multiplied by the number of shares of Voting Equity Securities owned by Affiliated Equity Holders on the expiration date of the tender offer or on the record date for the stockholders' meeting with respect to the stockholder vote, as applicable; provided, that, the Affiliated Equity Holders shall have no obligation to effect
--------  ----
a conversion on or before the expiration of the tender offer or the record date in order to tender or vote such Equity Securities.

          "Standstill Provisions" shall have the meaning given to such term in
           ---------------------
Section 7.01 hereof.

          "Sprint Offer" has the meaning given to such term in Section 4.02(b)
           ------------
hereof.

          "Sprint Ownership Report" means a report provided by Sprint to Newco
           -----------------------
pursuant to Section 6.02(b) hereof.

          "Sprint's Percentage Interest" means the percentage of Equity
           ----------------------------
Securities owned by Affiliated Equity Holders, determined by converting the following fraction into a decimal carried to the third place, (i) the numerator of which shall be the sum of (A) the number of shares of Newco Common Stock owned by Affiliated Equity Holders and (B) the number of shares of Newco Common Stock into which Equity Securities owned by Affiliated Equity Holders are convertible at the applicable Conversion Ratio, and (ii) the denominator of which shall be the total number of shares of Newco Common Stock outstanding on a Fully-Diluted Basis plus that portion of the 1,000,000 shares of Newco Common Stock discussed in the definition of "Pro

Rata Share" which has not yet been issued as of the date of calculation. In determining the total number of shares of Newco Common Stock outstanding on a Fully-Diluted Basis, Sprint shall be entitled to rely on capitalization information to be provided by Newco in the most recent Newco Stock Ownership Report. Notwithstanding any other provision of this Agreement to the contrary, Sprint shall not be obligated under this Agreement to sell or otherwise dispose of any Equity Securities to reduce Sprint's Percentage Interest below the Pro Rata Share in the event that the Sprint's Percentage Interest exceeds the Pro Rata Share due solely to a repurchase or redemption of Equity Securities by Newco, the effectuation by Newco of a reverse stock split, recapitalization, reclassification or other action reducing the number of Equity Securities.

          "Subsidiary" has the same meaning as in Rule 12b-2 promulgated under
           ----------
the Exchange Act.

          "Tender Offer" has the meaning set forth in the Recitals to this
           ------------
Agreement.

          "Third-Party Offer" has the meaning given to such term in Section 4.03
           -----------------
hereof.

          "Top-Up Threshold" means a decimal, carried to the third place,
           ----------------
determined at Closing to be equal to the Pro Rata Share less .100, subject to subsequent adjustment (i) for adjustments to the Pro Rata Share in accordance with the penultimate sentence of the definition thereof and (ii) upon the issuance of Transaction Securities, by multiplying the Top-Up Threshold in effect prior to such issuance by the Dilution Factor; provided, that, if,
                                                      --------  ----
following such issuance of Transaction Securities, a Primary Share Offer is made by Newco pursuant to Section 3.01(d) hereof, the Top-Up Threshold shall immediately be increased to T\2,\ which is to be determined as follows:

          T\2\ = ((x/y) (T\0\ - T\1\)) + T\1\

where:

x    =    the number of shares offered to Sprint pursuant to a Primary Share
          Offer;

y    =    the number of Available Top-Up Shares;

T\0\ =    the Pro Rata Share at Closing less .100; and

T\1\ = the Top-Up Threshold in effect after the issuance of a Transaction Securities.

          "Total Voting Power" means the aggregate number of votes entitled to
           ------------------
be voted generally in an election of Directors of Newco by all of the outstanding Voting Equity Securities.

          "Transaction Securities" means New Securities of Newco or Common Stock
           ----------------------
of the Company that are issued pursuant to or in connection with any joint venture, strategic alliance, acquisition, tender or exchange offer, merger, combination or purchase of all or substantially all of the assets of another entity effected by Newco or the Company in which or in connection with which securities of Newco or the Company are issued other than solely for cash. The number of Transaction Securities issued in any such transaction shall be determined based on the number of shares of Newco Common Stock on a Fully-Diluted Basis underlying such New Securities.

          "Unaffiliated Equity Holders" means, as of any relevant date of
           ---------------------------
determination, all holders of Equity Securities other than Affiliated Equity Holders.

          "Underwriting Discount" means, with respect to a Primary Share Offer,
           ---------------------
an amount equal to the underwriting discount applied in the most recent underwritten offering of Newco Common Stock (including an underwritten offering simultaneous with such Primary Share Offer).

          "Voting Equity Securities" means Equity Securities of Newco that, at
           ------------------------
the date of such determination, entitle the holders thereof to vote generally in any election of Directors.

          "Voting Power" means the ability to vote or to control, directly or
           ------------
indirectly, by proxy or otherwise, the vote of any Voting Equity Securities.

          "Window Period" shall have the meaning given to such term in Section
           -------------
3.01(d) hereof.

          "13D Group" means any group of Persons formed for the purpose of
           ---------
acquiring, holding, voting or disposing of Voting Equity Securities which would be required under Section 13(d) of the Exchange Act to file a statement on
Schedule 13D with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act, and Rule 13d-5 under the Exchange Act, if such group beneficially owned Voting Equity Securities representing more than 5% of any class of Voting Equity Securities then outstanding. The agreements contemplated by this Agreement and the Ancillary Agreements shall be deemed not to result in the formation of a 13D Group.

                                  ARTICLE II

                             CORPORATE GOVERNANCE
                             --------------------

          SECTION 2.01.  Composition of the Board of Directors.  The fundamental
                         -------------------------------------
policies and strategic direction of Newco, the Company and any Significant Subsidiary shall be determined by their respective Boards of Directors. The composition of each of the Board of Directors of Newco, the Company or any Significant Subsidiary and manner of selecting members thereof shall be as follows:

          (a) At and after the Effectiveness of this Agreement, each of the Board of Directors shall be comprised of not more than 11 Directors.

          (b) Immediately following the Effectiveness of this Agreement, Newco and the Company shall elect to their respective Boards of Directors, and shall thereafter cause to be elected to the Board of Directors of any Significant Subsidiaries of Newco, two individuals, each of whom shall be designated as an Investor Director by Sprint. Following the Effectiveness of this Agreement, the current Directors of the Company listed under the heading of

"Management Directors" in Schedule 2.01 shall be deemed to be Management Directors of Newco and the current Directors of the Company listed under the heading "Independent Directors" in Schedule 2.01 shall be deemed to be Independent Directors of Newco, in each case until the expiration of the term of their respective elections (or any earlier termination, resignation or removal).

     If Newco, the Company or any Significant Subsidiary shall have a Strategic and Business Planning Committee (or other committee responsible for strategic and business planning) or a Finance Committee (or other committee responsible for finance) during the time when Sprint shall have a right to designate one or more Investor Directors hereunder, Sprint shall be entitled to appoint one Investor Director to each such committee. If there is no such committee, Sprint shall have a reasonable opportunity to review and discuss Newco's strategic and business plans and financing plans with management of Newco prior to the submission of any such plans to the Board of Newco, the Company or any Significant Subsidiary. Sprint shall also have the right to appoint one Investor Director to each of the other committees of the Board, except as otherwise provided in this paragraph and except for appointments to any existing committee of the Board if the scope of authority of such committee is not hereafter expanded. Sprint shall receive copies of all information and materials provided to the directors of Newco, the Company and any Significant Subsidiary or to committee members, except for information and materials provided to a committee that an Investor Director is prohibited from participating in as set forth in this paragraph, at the time such information and materials are provided to such directors. Notwithstanding the foregoing, nothing set forth herein shall entitle any Investor Director to participate on any committee of the Board of Directors of Newco, the Company or any Significant Subsidiary created for the purpose of considering a Business Combination, an Acquisition Proposal, a Sprint Offer or a Qualified Offer, or to participate in the Board's deliberations with respect to any of the foregoing.

          (c) Except as otherwise provided herein, and except at any time in which the holders of Series A Stock are entitled to elect any directors of Newco pursuant to Section 7(b) of the Certificate of Designation, in which case paragraphs (b), (d) and (e) of this Section 2.01 will not be effective as to Newco, from and after the Effectiveness of this Agreement, Sprint shall have the right to designate two Investor Directors, each of whom shall be nominated by the Board of Directors or any nominating committee thereof.

          (d) Notwithstanding anything in the foregoing paragraph (c) to the contrary, if at the end of any three consecutive months, (i) Sprint's Percentage Interest shall be less than the Higher Threshold, Sprint shall promptly take action to cause one of its Investor Directors to resign from the Boards of Directors of Newco, the Company and any Significant Subsidiary, or (ii) Sprint's Percentage Interest shall be less than the Lower Threshold, Sprint shall promptly take action to cause any and all remaining Investor Directors elected pursuant to Section 2.01(b) or Section 7(b) of the Certificate of Designation, as the case may be, to resign from the Boards of Directors of Newco, the Company or any Significant Subsidiary; and, upon the resignation of each respective Investor Director, Sprint shall forever cease to have any rights to designate any such Investor Director position pursuant to the terms of this Agreement or the Certificate of Designation.

          (e) Except as otherwise provided in paragraph (d) above, Sprint shall have the right to designate any replacement for an Investor Director designated for nomination or nominated in accordance with this Section 2.01 upon the death, resignation, retirement, disqualification or removal from office for other cause of such Director. The Boards of Directors of Newco, the Company and any Significant Subsidiary shall elect each person so designated.

          SECTION 2.02.  Solicitation and Voting of Shares.  (a) Newco shall use
                         ---------------------------------
its best efforts to solicit from the stockholders of Newco eligible to vote for the election of Directors proxies in favor of the nominees selected in accordance with Section 2.01.

          (b) In any election of Directors or any meeting of the stockholders of Newco called expressly for the removal of Directors, so long as the Board of Directors includes (and will include after any such removal) any number of Investor Directors contemplated by Section 2.01, Affiliated Equity Holders shall be present for purposes of establishing a quorum and shall vote all their shares of Voting Equity Securities (i) in favor of any nominee or Director selected in accordance with Section 2.01 (including any nominee designated as a "Management Director" or an "Independent Director" and any successor thereto) and (ii) otherwise against the removal of any Director selected in accordance with
Section 2.01 (including any nominee designated as a "Management Director" or an "Independent Director" and any successor thereto). Subject to Section 4.02(e),
Section 4.03(d) and the terms of the Irrevocable Proxy, in any other matter submitted to a vote of the stockholders of the Company, Sprint may vote any or all of its Voting Equity Securities in accordance with the terms thereof.

          (c) The Affiliated Equity Holders will, and will cause any of their Affiliates (other than Newco, the Company and its Subsidiaries) who are permitted transferees of the Affiliated Equity Holders' rights under this Agreement to, take all action as stockholders of Newco as necessary to effect the provisions of this Agreement.

          SECTION 2.03.  Enforcement of this Agreement.  A majority of the
                         -----------------------------
Directors, excluding the Investor Directors, shall have full and complete authority on behalf of Newco to enforce the terms of this Agreement.

          SECTION 2.04.  Certificate of Incorporation and By-laws. Newco and
                         ----------------------------------------
Sprint shall take or cause to be taken all lawful action necessary to ensure at all times that Newco's Certificate of Incorporation and By-laws are not at any time inconsistent with the provisions of this Agreement. At Sprint's request, the Board of Directors shall adopt (and if necessary submit and recommend for approval by stockholders) other amendments to Newco's Certificate of Incorporation or By-laws reasonably necessary to implement the provisions of this Agreement. Nothing set forth herein shall preclude the Board of Directors from proposing to the stockholders and, upon their approval of such proposal, implementing, a classified Board of Directors, provided, that, each Investor
                                               --------  ----
Director must be placed in a different class of Directors.

          SECTION 2.05.  Advisors.  If appropriate under the circumstances of a
                         --------
given situation, the Independent Directors may retain, at the cost and expense of Newco or the Company, services of an investment banking firm of national reputation of their choice and one law firm of their choice to advise them in their capacity as Independent Directors with respect to any matter on which the Independent Directors, as a group, are required or permitted to act hereunder.

          SECTION 2.06.  Investor Director Concurrence.  From the Closing Date
                         -----------------------------
through the date this Agreement is terminated in accordance with Section 7.01 hereof, and for the duration of any period in which Sprint's Percentage Interest is greater than the Lower Threshold, neither the Board of Directors of Newco nor the Board of Directors of any Significant Subsidiary shall take, authorize or permit any of the following actions without the concurrence of all Investor Directors serving in such capacity at that time:

          (a)  The execution or performance of any Discriminatory Transaction;

          (b) The issuance of any class or series of capital stock of Newco that provides for voting rights in excess of one vote per share;

          (c) The dissolution or liquidation (or adoption of a plan of dissolution or liquidation) of Newco or any Subsidiary thereof; the commencement by Newco or any Subsidiary thereof of any suit, case, proceeding or other action
(i) in bankruptcy under the federal bankruptcy or other laws relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to adjudicate Newco or any Subsidiary thereof a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or relief with respect to Newco or any Subsidiary thereof; or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for Newco or any Subsidiary thereof, or (iii) seeking to make a general assignment for the benefit of creditors of Newco, provided, however, that to the
                                                  --------  -------
extent required by the fiduciary obligations of the Board of Directors, exercised in good faith upon the advice of its outside counsel, Newco or any Subsidiary thereof may undertake the actions set forth in this subsection (c) without the concurrence of the Investor Directors;

          (d) The conduct by Newco or any Significant Subsidiary of its business substantially outside its current general field of enterprise; or

          (e) The issuance of Transaction Securities representing (i) in any twelve-month period, in one or more transactions, 50% or more of the number of shares of Newco Common Stock outstanding on a Fully-Diluted Basis prior to giving effect to such issuances, or (ii) in any one transaction, 35% or more of the number of shares of Newco Common Stock outstanding on a Fully-Diluted Basis prior to giving effect to such issuance.

                                  ARTICLE III

                       EQUITY PURCHASES FROM THE COMPANY
                       ---------------------------------

          SECTION 3.01.  Subscription Rights.  (a) So long as Sprint's
                         -------------------
Percentage Interest is greater than the Top-Up Threshold, the Affiliated Equity Holders, collectively, shall have the rights provided for in this Section 3.01.

          (b) Notwithstanding any provision to the contrary contained herein, Sprint may effect its rights pursuant to this Section 3.01 by making purchases of Equity Securities at any time from any Person other than Newco so long as after giving effect to such purchases, Sprint's Percentage Interest is less than or equal to the Pro Rata Share.

          (c) If the Board of Directors proposes to issue New Securities (other than New Securities that are Transaction Securities) at such time as Sprint's Percentage Interest is greater than the Top-Up Threshold, Newco shall provide written notice to Sprint (the "Subscription Notice") of its intent to effect such issuance at least five business days prior to the date on which the meeting of the Board is held to authorize the issuance of such New Securities. The Subscription Notice shall set forth (i) the number of New Securities proposed to be issued and the terms of such New Securities, (ii) the consideration (or manner of determining the consideration by reference to the market price), if any, for which such New Securities are proposed to be issued and the terms of payment, (iii) the number of New Securities Sprint shall be entitled to purchase in compliance with the provisions of this Section 3.01 and the purchase price (or manner of determining the consideration by reference to the market price) and form of consideration therefor and (iv) the proposed date of issuance of such New Securities. For a period of ten business days after the receipt by Sprint of the Subscription Notice, Sprint shall have the right to purchase the Pro Rata Share of such issuance and shall notify Newco in writing, within such time period whether it elects to purchase all or any portion of the Equity Securities offered to Sprint pursuant to the Subscription Notice. If Sprint shall elect to purchase any such New Securities, such securities which it shall have elected to purchase shall be issued and sold to Sprint by Newco at the same times and on the same terms and conditions as the New Securities are issued and sold to third parties (except that, if such New Securities are issued for consideration other than cash, Sprint shall pay the lower of (x) the same purchase price per share and other terms, including the same form of consideration paid by the Purchaser for the New Securities or (y) the fair market value per share thereof, determined by an independent appraiser mutually selected by Newco and Sprint), in either case, times the number of shares Sprint is entitled to purchase; provided, however, that if Sprint's purchase of such
                         --------  -------
Equity Securities would, in the opinion of its counsel, give rise to the application of waiting periods under the HSR Act, Sprint shall be obligated to consummate such purchase as soon as practicable after the applicable waiting period has elapsed or terminated on an unconditional basis, and Sprint shall, during such time, diligently and in good faith seek expiration or termination of the applicable waiting period. If, for any reason, the issuance of New Securities to third parties is not consummated, Sprint's right to purchase its Pro Rata Share of such issuance shall lapse, subject to Sprint's ongoing subscription right with respect to issuances of New Securities at later dates or times.

          (d) (i) At such time as Newco, acting in good faith on the basis of the most recent Sprint Ownership Report provided pursuant to Section 6.02(b) hereof, determines that Sprint's Percentage Interest has decreased by .05 or more, after giving effect to any and all Primary Share Offers, solely as a result of issuances of Transaction Securities, Newco shall promptly notify Sprint of such event in writing, but in any event not later than the due date of the next Newco Outstanding Stock Report.

          (ii) Not later than the second anniversary of Sprint's receipt of such notice (the "Window Period"), Newco shall be obligated to make written offers for Sprint to purchase (each, a "Primary Share Offer"), in the aggregate on the basis of all such Primary Share Offers made in the Window Period, not less than the sum of the number of Available Top-Up Shares resulting from all issuances of Transaction Securities that have collectively caused Sprint's Percentage Interest to have decreased by .05 or more (the "Aggregate Number of Top-Up Shares") at a purchase price equal to the Average Stock Price for the 10 trading days prior to the date of issuance, less the Underwriting Discount. Sprint may accept a Primary Share Offer within five business days of its receipt thereof by giving written notice to Newco of its desire to do so, specifying (subject to Section 3.01(e) hereof) the number and form of shares of Equity Securities of Newco Sprint is willing to purchase pursuant to such Primary Share Offer, and such transaction shall be consummated in accordance with such notice within three business days of Newco's receipt thereof. The Aggregate Number of Top-Up Shares will be reduced by the number of shares offered to Sprint in the Primary Share Offer.

          (iii) If Newco, acting in good faith on the basis of the most recent Sprint Ownership Report provided pursuant to Section 6.02(b) hereof, determines that Sprint's Percentage Interest has decreased by .10 or more solely as a result of the issuance of Transaction Securities, after giving effect to any and all Primary Share Offers, Newco shall promptly notify Sprint of such event in writing, but in any event not later than the due date of the next Newco Outstanding Stock Report. In such event, the Window Period shall be accelerated such that Newco shall be obligated to make one or more Primary Share Offers with respect to not less than the Aggregate Number of Top-Up Shares, as then calculated, at the earlier of (i) the expiration of the Window Period, as determined above, or (ii) six months after the date Sprint receives the foregoing notice from Newco.

          (iv) Notwithstanding anything contained in this Agreement to the contrary, in no event whatsoever shall Newco be obligated to make Sprint a Primary Share Offer that, after giving effect to such transaction, would cause Sprint's Percentage Interest to exceed the Pro Rata Share.

          (e) In respect of a purchase of New Securities pursuant to Section 3.01(c) or 3.01(d) hereof, Sprint may, at its option, by notice given to Newco at the time Sprint provides notice of its intention to purchase New Securities pursuant to either of such sections, acquire such shares in the form of Alternative Securities (to the extent set forth below) convertible into the applicable number of shares of Newco Common Stock, assuming the acceleration of the full amount of any liquidation accretion dividends with respect to such Alternative Securities, consistent with the acceleration contemplated by the last sentence of Section 3(a)(i) of the Certificate of Designation. Sprint's purchase of New Securities in the form of Alternative Securities shall be limited as follows:

          (i) From the Closing to the second anniversary thereof, Sprint may purchase not more than 75% of any issuance of New Securities in the form of Alternative Securities;

          (ii) After the second anniversary of the Closing until the third anniversary thereof, Sprint may purchase not more than 66.67% of any issuance of New Securities in the form of Alternative Securities; and

          (iii) After the third anniversary of the Closing, Newco shall have no obligation to issue New Securities in the form of Alternative Securities.

          SECTION 3.02.  Issuance and Delivery of New Securities and Voting
                         --------------------------------------------------
Equity Securities.  Newco represents, warrants and covenants to Sprint that (i)
-----------------
upon issuance, all of the shares of New Securities or Alternative Securities sold to Sprint pursuant to this Article III shall be duly authorized, validly issued, fully paid and nonassessable and will be approved (if outstanding securities of Newco of the same type are at the time already approved) for quotation on the Nasdaq National Market or for quotation or listing on the principal trading market for the securities of Newco at the time of issuance and
(ii) upon delivery of such shares, such shares shall be free and clear of all claims, liens, encumbrances, security interests and charges of any nature and shall not be subject to any preemptive right of any stockholder of Newco or any other rights to purchase or vote such shares or any power of attorney with respect thereto, except as may be set forth in this Agreement and the Investment Agreement. Each share issued or delivered by Newco hereunder shall bear the legend set forth in Section 3.03 of the Investment Agreement.

                                  ARTICLE IV
                                  ----------

       PURCHASES OF ADDITIONAL EQUITY SECURITIES; BUSINESS COMBINATIONS
       ----------------------------------------------------------------

          SECTION 4.01.  General Standstill Obligations.  Subject to the
                         ------------------------------
following provisions and except for (i) purchases of shares made by Sprint permitted under the provisions of Section 3.01, or (ii) offers, purchases and other matters effected by Sprint in accordance with the provisions of Section
4.02 or Section 4.03 hereof, none of the Affiliated Equity Holders will, nor will any Affiliated Equity Holders authorize any of their agents or representatives to, without prior written consent of the Board of Directors of Newco, directly or indirectly, acting alone or in concert with other Persons:

          (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any Equity Securities or direct or indirect rights to acquire any Equity Securities, or any equity securities of any Subsidiary of Newco, material assets of Newco or any Subsidiary or division of Newco or of any successor or controlling Person of any of the foregoing, except for its right to convert Series A Stock, Alternative Securities, the Convertible Notes or other Equity Securities, and to receive stock dividends, stock splits and other distributions of Equity Securities;

          (b) make, or in any way participate, directly or indirectly, in any "solicitation" of proxies to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any person or entity with respect to the voting of any Voting Equity Securities of Newco, except for any solicitation of proxies to vote or related communications made in response to a proxy contest by a third party in connection with offers made by Sprint in accordance with Section 4.02 or Section 4.03 hereof;

          (c) make any public announcement with respect to, or submit a proposal for, or offer to effect (with or without conditions) any purchase of a significant portion of the assets of Newco or any Subsidiary or division of Newco, any tender or exchange offer for any of the Equity Securities of Newco or a merger, consolidation, combination, share exchange, reorganization or other extraordinary transaction involving Newco or any of its Equity Securities or assets or any Subsidiary of Newco or any of such Subsidiary's equity securities or assets, or otherwise make any Acquisition Proposal, except for any announcement required in connection with Section 4.02 or Section 4.03 hereof;

          (d) form, join or in any way participate in a "group" as defined in Rule 13d-5(b) under the Exchange Act in connection with any of the foregoing, except as contemplated by any Ancillary Agreement; or

          (e) request Newco or any of its representatives, directly or indirectly, to amend or waive any provision of this Section 4.01.

          Sprint will promptly advise Newco of any inquiry or proposal made to it with respect to any of the foregoing and describe, in reasonable detail, the terms and conditions thereof.

          Notwithstanding any other provision of this Agreement to the contrary, in the event that, following termination of this Agreement pursuant to Section
7.01 hereof, but at such time as Sprint shall still be subject to this Section 4.01, Newco receives either (i) a Recommended Third-Party Offer or (ii) a Non-Recommended Third-Party Offer, which the Board of Directors of Sprint reasonably determines in good faith upon consultation with independent legal counsel and its outside financial advisors is reasonably likely to be consummated, Sprint shall be temporarily released from its obligations under this Section 4.01 insofar as necessary to permit Sprint to present an offer directly to the Board of Directors. Such release shall survive for so long as such Third-Party Offer remains outstanding or is consummated or abandoned.

          If any agent or representative of an Affiliated Equity Holder shall violate any provision of this Section 4.01 by purchasing Equity Securities for the account of any Affiliated Equity Holder or take any other action in violation of this Section 4.01 for or on behalf of any Affiliated Equity Holder, each Affiliated Equity Holder shall, within 14 days of becoming aware of such violation, take such action as is necessary to remedy such violation, including selling all Equity Securities purchased in violation of this Section 4.01, and, upon effecting such remedy, such violation shall not be deemed to be a breach of this Agreement.

          SECTION 4.02.  Sprint Right to Offer.  (a) Following the 39-month
                         ---------------------
anniversary of Closing and prior to the 63-month anniversary of Closing (such period, the "Right to Offer Period"), Sprint shall have the right to offer to purchase all, but not less than all, of the outstanding Equity Securities that it does not already own at a per share price equal to the per share price determined by dividing the Fair Private Market Value by the total number of shares of Newco Common Stock outstanding on a Fully-Diluted Basis. The Fair Private Market Value shall be determined in accordance with Section 4.02(b). During any time in which Sprint shall be permitted to make an offer under this
Section 4.02(a), Newco shall make available to Sprint such information regarding the business, properties, assets, condition (financial or otherwise) or results of operations of Newco, the Company and their Significant Subsidiaries reasonably requested by Sprint, subject to Sprint entering into a customary confidentiality agreement with respect to all such information.

          (b) (i) In the event Sprint wishes to exercise its right to offer with respect to all, but not less than all, of the outstanding Equity Securities that it does not already own, as set forth in Section 4.02(a) hereof, Sprint shall approach the Board of Directors with an offer in writing (the "Sprint Offer"), which shall include the price per share Sprint is willing to pay based on the definition of Fair Private Market Value and describe in reasonable detail such other terms and conditions of the Sprint Offer. A Sprint Offer shall not be subject to any financing contingency. A Sprint Offer shall be reflected in a form of definitive agreement which Sprint is prepared to execute. The conditions to consummation of the Sprint Offer and the representations and warranties set forth in the Sprint Offer shall be reasonable and customary for transactions in which a similarly situated stockholder offers to purchase all of the Equity Securities not held by such stockholder or its Affiliates.

          (ii) The Board of Directors of Newco shall have a one-time right, exercisable by written notice to Sprint given within 14 days after the receipt of the Sprint Offer, to postpone the making of that offer for nine months (the "Postponement Right"); provided, that, the Board of Directors may not exercise
                       --------  ----
the Postponement Right in connection with a Sprint Offer made pursuant to
Section 4.03(b) or Section 4.04(b) hereof. Upon exercise of the Postponement Right, Sprint shall withdraw the Sprint Offer, in which case it may not exercise its right to offer under this Section 4.02 for a period of nine months following the date of exercise of the Postponement Right; provided, however, that (A) in
                                                --------- -------
that event, the Right to Offer Period shall be extended to the 72-month anniversary of Closing and (B) the Postponement Right shall not limit Sprint's right to respond to a Third-Party Offer as set forth in Section 4.03 hereof.

          (iii) The Board of Directors of Newco and Sprint shall negotiate the amount of the Fair Private Market Value to be paid pursuant to the Sprint Offer in good faith and Sprint shall not make any public announcements relating to this offer without the prior written consent of the Board unless required by law or legal process. In the event the two parties are unable to agree on the amount of the Fair Private Market Value within 30 days after submission of the Sprint Offer to the Board, the parties shall agree to be bound to the valuation arrived at pursuant to the following formula:

                    (A) Two appraisals shall be made by recognized investment banks, one selected by each of Sprint and Newco (the "Initial Values");

                    (B) If the lower of the Initial Values is more than 10% less than the higher of the Initial Values, a third independent valuation will be made by an investment bank selected jointly by Sprint and Newco (the "Independent Valuation"). Otherwise, the Fair Private Market Value shall be the average of the Initial Values; and

                    (C) If the Independent Valuation is greater than or less than the average of the Initial Values by more than 5%, the Fair Private Market Value shall be deemed to equal the average of the two closest valuations. If the Independent Valuation does not differ by such amount, the Independent Valuation shall be the Fair Private Market Value.

          (c) Upon the determination of the amount of the Fair Private Market Value, Sprint shall be obligated to commence and effectuate the Sprint Offer, provided, however, that Sprint shall have a one-time right ("Walk-Away Right"),
--------  -------
exercisable by written notice to Newco
given within 14 days after the receipt of the determination of Fair Private Market Value, to determine not to proceed to make such Sprint Offer; provided,
                                                                     --------
further, however, that Sprint may not exercise the Walk-Away Right in connection
-------
with a Sprint Offer made pursuant to Section 4.03(b) or Section 4.04(b) hereof. If Sprint does not exercise such Walk-Away Right, the Board of Directors shall, if an Intervening Offer is not then outstanding, (i) support the Sprint Offer by approving and recommending it to Newco stockholders and (ii) cause Newco to take all steps reasonable and necessary to facilitate consummation of such Sprint Offer. If Sprint exercises such Walk-Away Right, all Affiliated Equity Holders, Newco, the Company and all of their officers, directors, employees, representatives and agents shall be obligated to protect and hold in strict confidence the amount of the Fair Private Market Value determined as set forth above unless disclosure thereof is required by law or legal process.

          (d)  [Reserved.]

          (e) (i) At such time as a Third-Party Offer shall constitute an Intervening Offer, (A) Sprint shall be released from its obligation to commence and effectuate the Sprint Offer, and (B) Newco shall be released from its obligation to support and facilitate consummation of the Sprint Offer. Notwithstanding the foregoing, Sprint shall be entitled, at any time prior to consummation of the Intervening Offer, to make a Qualified Offer. In such event, the most recent Third-Party Offer shall cease to constitute an Intervening Offer.

          (ii) If an Intervening Offer is undertaken, in whole or in part, in the form of a tender offer, at the consummation of such tender offer, the offeror shall have an option, exercisable for a period of 20 days following the consummation of such tender offer, to purchase from all Affiliated Equity Holders, at the tender offer price, in the aggregate, the Specified Number of Equity Securities less the number of Equity Securities that have already been tendered by the Affiliated Equity Holders.

          (iii) If, in the event of an Intervening Offer, such offer, a Business Combination underlying such offer or any related matter that must be approved by the stockholders of Newco in order for such offer to be effectuated is brought before the stockholders of Newco for their consideration and approval, Sprint and Sprint L.P. shall be obligated, in the event a Qualified Offer has not been made within five days prior to the date of the stockholders' meeting, to cast (or to cause to be cast by their Affiliated Equity Holders) in favor of the Intervening Offer, the Business Combination or any such related matter such number of votes as is equal to the Specified Number of Equity Securities, provided, that, such Business Combination does not constitute a
            --------  ----
Discriminatory Transaction.

          (f) None of the Affiliated Equity Holders shall be entitled to exercise rights of appraisal under Section 262 of the Delaware General Corporation Law (or any successor thereto) as to any of the Equity Securities owned by them in respect of any Business Combination effected in connection with an Intervening Offer.

          SECTION 4.03.  Third-Party Offers.  (a)  Newco shall promptly provide
                         ------------------
to Sprint written notice (the "Offer Notice") of its receipt of an Offer and, in reasonable detail, the proposed terms thereof. Upon receipt of such Offer, the Board of Directors shall determine that:

          (i) such Offer is in the best interests of Newco's stockholders and that it intends to recommend such Offer to the stockholders (a "Recommended Third-Party Offer");

          (ii) such Offer is not in the best interests of Newco's stockholders and that it intends not to recommend such Offer to the stockholders or no position is taken with respect thereto under Rule 14e-2 of the Exchange Act within 10 business days of the Board's receipt thereof (a "Non-Recommended Third-Party Offer" and, together with a Recommended Third-Party Offer, a "Third-Party Offer"); or

          (iii) insufficient information exists on which to base any such recommendation, in which event the Board may take such action as it deems necessary or advisable to develop such additional information; provided, that,
                                                               --------  ----
if upon developing such additional information, the Board decides to recommend or not to recommend such Offer to the stockholders, then it shall promptly notify Sprint of such decision and, at such time, the Offer shall be deemed a Recommended Third-Party Offer or a Non-Recommended Third-Party Offer, as appropriate.

          (b) For a period of ten days following the giving of the Offer Notice, Newco may not enter into a definitive agreement with respect to the Offer. Upon receipt of such Offer Notice, Sprint shall be released from its obligations under Section 4.01 insofar as necessary to permit Sprint, subject to the terms and conditions of this Agreement and if an Intervening Offer is not then outstanding, to make, pursue and consummate a Sprint Offer. However, Newco shall not be obligated to deem a bona fide, written offer from any Person other than an Affiliated Equity Holder to effect a Business Combination to be an Offer and to provide the Offer Notice required by Section 4.03(a) until the earlier of (i) the date on which Newco determines that such offer meets the requirements of an Offer and that Newco intends to pursue such Offer with the objective of having it become a Recommended Third-Party Offer, or (ii) ten days after the date Newco receives such offer, unless previously rejected by Newco.

          (c) In the case of an Offer that is a Recommended Third-Party Offer, Sprint shall have the option to make a Qualified Offer, and Newco shall not adopt any takeover defenses (unless amended or waived to permit Sprint to make a Qualified Offer), enter into any agreement or take any other action if such action would, in either case, materially impair Sprint's ability to make and consummate a Qualified Offer or materially increase Sprint's costs of consummating such Qualified Offer; provided, however, that, notwithstanding the
                                   --------  -------
foregoing, Newco shall be permitted to enter into a definitive agreement with respect to a Recommended Third-Party Offer that provides for a termination fee not to exceed 3% of the consideration to be received per share of Newco Common Stock multiplied by the number of shares of Newco Common Stock outstanding on a Fully-Diluted Basis (less the number of shares beneficially owned by the offering party), plus customary fees and expenses, except that the definitive agreement with respect to such Recommended Third-Party Offer shall provide that such fee shall not be payable by Sprint if it makes a Qualified Offer within 72 hours of the first public announcement of such Recommended Third-Party Offer (provided, that, there are at least two business days within such period). In
---------  ----
the case of an Offer that is a Non-Recommended Third-Party Offer, Sprint shall have the option to make a Qualified Offer, but only if the Board of Directors of Sprint reasonably determines in good faith upon consultation with independent legal counsel and its outside financial advisors that the conditions to the Non-Recommended Third-Party Offer are reasonably likely to be satisfied and the offer consummated.

          If Sprint has the option to make a Qualified Offer and does so more than five days prior to the date of a stockholders meeting held to consider a Third-Party Offer or an Intervening Offer, the Board of Directors shall, if an Intervening Offer is not then outstanding, (i) support the Qualified Offer by approving and recommending it to Newco's stockholders and (ii) cause Newco to take all steps reasonable and necessary to facilitate the consummation of the Qualified Offer.

          (d) (i) At such time as a Third-Party Offer made subsequent to a Qualified Offer shall constitute an Intervening Offer, Newco's obligations to support and facilitate a Qualified Offer as set forth in Section 4.03(c) above shall terminate and Newco shall be free to consider and act upon such Intervening Offer. Notwithstanding the foregoing, Sprint shall be entitled, at any time prior to consummation of the Intervening Offer, to make another Qualified Offer. In the event Sprint makes such Qualified Offer, the most recent Third-Party Offer shall cease to constitute an Intervening Offer.

          (ii) If a Recommended Third-Party Offer or an Intervening Offer, as the case may be, is undertaken, in whole or in part, in the form of a tender offer, at the consummation of such tender offer, the offeror shall have an option, exercisable for a period of 20 days following the consummation of such tender offer, to purchase from any Affiliated Equity Holder, at the tender offer price, the Specified Number of Equity Securities less the number of Equity Securities that have already been tendered by the Affiliated Equity Holders.

          (iii) If, in the event of a Recommended Third-Party Offer or an Intervening Offer, as the case may be, such offer, a Business Combination underlying the such offer or any related matter that must be approved by the stockholders of Newco in order for the offer to be effectuated is brought before the stockholders of Newco for their consideration and approval, Sprint and Sprint L.P. shall be obligated, in the event a Qualified Offer has not been made within five days prior to the date of the stockholders' meeting, to cast (or to cause to be cast by their Affiliated Equity Holders) in favor of the Recommended Third-Party Offer or the Intervening Offer, as applicable, the Business Combination or any such related matter such number of votes as is equal to the Specified Number of Equity Securities, provided, that, such Business Combination
                                       --------  ----
does not constitute a Discriminatory Transaction.

          (e) None of the Affiliated Equity Holders shall be entitled to exercise rights of appraisal under Section 262 of the Delaware General Corporation Law (or any successor thereto) as to any of the Equity Securities owned by them in respect of any Business Combination effected in connection with a Recommended Third-Party Offer or an Intervening Offer.

          SECTION 4.04.  Solicitation of Offers.
                         ----------------------

          (a) From the Closing Date until the earlier of the 27-month anniversary of Closing or the termination of this Agreement in accordance with its terms, Newco shall not and shall not authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Newco or its Affiliates, to, (i) solicit or initiate, or encourage the submission of, any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to expedite any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that to the
                                                  --------  -------
extent required by the fiduciary obligations of the Board of Directors, as determined in good faith by the Board based on the advice of outside counsel, Newco may (A) in response to any unsolicited request therefor, furnish information with respect to Newco or any Subsidiary to any person pursuant to a customary confidentiality agreement and discuss such information with such person, (B) upon receipt by Newco of an Acquisition Proposal, following delivery to Sprint of the notice required pursuant to Section 4.05, participate in negotiations regarding such Acquisition Proposal, and (C) enter into an agreement respecting such Acquisition Proposal or enter into any related agreements or take any other action ancillary thereto, which agreements or actions are consistent with the requirements of Section 4.03(c) hereof.

          (b) After the 27-month anniversary of Closing until the earlier of the 39-month anniversary of Closing or the termination of this Agreement in accordance with its terms, Newco shall not, and shall not authorize or permit any officer, director or employee of, or any attorney or other advisor or representative of, Newco or its Affiliates, to take any of the actions limited by Section 4.04(a) except through an investment banking firm formally engaged by Newco (or actively working with Newco) for such purpose; provided, that, 30 days
                                                         --------  ----
prior to so engaging an investment banking firm for that purpose or to the commencement of such work, Newco shall notify Sprint of its intention to effect such engagement or commence such work, and Sprint shall be permitted to prepare and make a Sprint Offer as defined in Section 4.02(b) hereof for so long as such investment banking firm remains engaged by, or is working for, Newco for that specific purpose; provided, that, subject to the terms and conditions of the
                  --------  ----
Sprint Offer and if an Intervening Offer is not then outstanding, Sprint will pursue any Sprint Offer made pursuant hereto for so long as necessary to permit such Sprint Offer to be consummated. Newco shall furnish Sprint with copies of all information provided by Newco to such investment banking firm at the time such information is provided to such investment banking firm, subject to Sprint entering into a customary confidentiality agreement with respect to such information.

          (c)  [Reserved.]

          (d) Nothing contained in this Section 4.04 shall (i) prohibit Newco from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 under the Exchange Act or (ii) preclude Newco or the Board from giving due consideration or responding to any Acquisition Proposal if the failure to so respond would, in the judgment of the Board of Directors, exercised in good faith upon the advice of Newco's outside legal counsel, cause the Board to be in violation of its fiduciary duties to the holders of Equity Securities.

          (e) Nothing contained in this Section 4.04 shall adversely affect Sprint's right to respond to a Third-Party Offer under Section 4.03 hereof, including Sprint's unwillingness to provide a Sprint Offer under Section 4.04(b) above.

          SECTION 4.05.  Notice.  The Board of Directors of Newco shall (i)
                         ------
promptly notify Sprint in writing of (A) its receipt of an Acquisition Proposal,
(B) any inquiries or discussions that may reasonably be expected to lead to an Acquisition Proposal, (C) the execution by Newco of a confidentiality agreement with respect to an Acquisition Proposal, or (D) the furnishing of any confidential information in contemplation of an Acquisition Proposal, whether or not pursuant to a confidentiality agreement; (ii) describe the terms and conditions of any Acquisition Proposal in reasonable detail; (iii) provide to Sprint copies of any definitive agreements with respect to any Acquisition Proposal and any confidentiality agreements with respect thereto; and (iv) subject to Sprint's obligation to hold such information in strict confidence (except as required by law or legal process), make available to Sprint all information made available to the party making the Acquisition Proposal at the same time it is provided to such party.

          SECTION 4.06.  Break-Up Fee.  Upon consummation of an Intervening
                         ------------
Offer, Newco shall be obligated to pay Sprint a termination fee equal to 3% of the aggregate consideration to have been paid in the Sprint Offer or the Qualified Offer to Unaffiliated Equity Holders plus reasonable fees and expenses.

          SECTION 4.07.  Takeover Defenses.  Newco shall not take any action or
                         -----------------
omit to take an action, and shall cause its Significant Subsidiaries or any of its or their respective officers, directors, employees, representatives and agents to take no action or omit to take action, that would result in (i) any Affiliated Equity Holder being deemed an "acquiring person" or similar designation under any Stockholders' Rights Plan (commonly known as a "poison pill") or otherwise being adversely affected by such plan, (ii) any Affiliated Equity Holder being prejudiced by Newco through its action or its failure to act under any applicable state takeover statute, including Section 203 of the Delaware General Corporation Law, or (iii) otherwise causing any takeover defense to materially impair or obstruct, or prevent (either legally or financially) the exercise by any Affiliated Equity Holder of rights granted pursuant to this Article IV; provided, however, that (A) Newco may take action
                             --------  -------
or omit to take action having any such consequence to the extent that such consequence occurs upon a material breach or violation by any Affiliated Equity Holder of this Agreement and (B) the execution by Newco, the Company or any Significant Subsidiary of a definitive agreement in respect of a Business Combination that is consistent with the requirements of Section 4.03(c) hereof shall not be deemed to have the effects described in this Section 4.07.

                                   ARTICLE V

                         TRANSFER OF EQUITY SECURITIES
                         -----------------------------

          SECTION 5.01.  Transfer of Equity Securities.  (a) None of the
                         -----------------------------
Affiliated Equity Holders shall, directly or indirectly, sell, transfer or otherwise dispose of any Equity Securities except (i) pursuant to a registered underwritten public offering in accordance with the Registration Rights Agreement, (ii) in accordance with Rule 144 promulgated under the Securities Act, (iii) to any direct or indirect Subsidiary of Sprint and (iv) in a transaction effected in accordance with the so-called "Section 4(1 1/2)" exemption under the Securities Act.

          (b) Subject to the provisions of Section 4.02(e), 4.03(d) and 4.04(b) hereof, and notwithstanding the permissive aspects of items (i) through (iv) of
Section 5.01(a) hereof, none of the Affiliated Equity Holders shall, directly or indirectly, sell, transfer or otherwise dispose of any interest in any Equity Securities to any purchaser or group (within the meaning of Rule 13d-5(b) under the Exchange Act) of purchasers, if, after giving effect to such sale, such purchaser or group of purchasers would, to Sprint's knowledge, own, or have the right to acquire, 5% or more of the Equity Securities then outstanding, except to any Person that is not obligated (or would not, by virtue of such purchase, reasonably be anticipated to be obligated) to file a Schedule 13D with the SEC pursuant to each of paragraphs (b) and (e) of Rule 13d-1 under the Exchange Act.

          (c) None of the Affiliated Equity Holders shall sell, transfer or otherwise dispose of any of the capital stock of any Subsidiary of such Affiliated Equity Holder that owns Equity Securities, except to another Subsidiary of Sprint, and then only if such Subsidiary complies with the transfer and assignment provisions of Section 7.05 hereof.

          (d) Purported transfers of Equity Securities that are not in compliance with this Article V shall be of no force or effect.

          (e) Notwithstanding the foregoing, sales, transfers and dispositions among a group consisting only of Affiliated Equity Holders shall not constitute a breach of this Section 5.01, provided that each of such Affiliated Equity Holders complies with the transfer and assignment provisions of Section 7.05 hereof.

                                  ARTICLE VI

                   REPRESENTATIONS, WARRANTIES AND COVENANTS
                   -----------------------------------------

          SECTION 6.01.  Representations and Warranties.  Each of Sprint and
                         ------------------------------
Sprint L.P. represents and warrants to the Company and Newco as follows:

          (a) Sprint is a corporation, and Sprint L.P. is a partnership, that is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has the power and authority to execute, deliver and perform this Agreement and to grant the Irrevocable Proxy.

          (b) Each of this Agreement and the Irrevocable Proxy has been duly executed and delivered by each of Sprint and Sprint L.P., and constitutes a valid and binding agreement or irrevocable proxy (coupled with an interest), respectively, and is enforceable in accordance with its respective terms, except to the extent that the enforcement of this Agreement or the Irrevocable Proxy may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.

          (c) The execution and delivery of this Agreement and of the Irrevocable Proxy did not, and the performance thereof, without obtaining the consent of any third party will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under (i) in the case of Sprint, the certificate of incorporation or bylaws of Sprint, (ii) in the case of Sprint L.P., the partnership agreement of Sprint L.P., (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit or license applicable to either Sprint or Sprint L.P. or any of the Equity Securities owned by either, or (iv) any federal, state, local, municipal, foreign, international, multinational or other judicial or administrative order, judgment, decree, constitution, law ordinance, common law of Delaware or Kansas, regulation, statute or treaty applicable to either of Sprint or Sprint L.P. or any of the Equity Securities owned by either. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity (as defined in the Investment Agreement) or any party to a contract is required by or with respect to either Sprint or Sprint L.P. or in connection with the execution and delivery of this Agreement or the applicable Irrevocable Proxy.

          (d) Except as set forth in this Agreement and the Ancillary Agreements, none of the Equity Securities owned by either of Sprint or Sprint L.P. is subject to (i) any preemptive rights, (ii) right of first refusal, (iii) right to purchase, acquire or vote, (iv) power of attorney, or (v) any other right.

          (e) Each of Sprint and Sprint L.P. has the sole power, right and authority to vote and to tender the Equity Securities beneficially owned by it in accordance with the terms of this Agreement and the Irrevocable Proxy.

          (f) Each of Sprint and Sprint L.P. will take all action necessary to cause other Affiliated Equity Holders bound by the terms of this Agreement to abide by the terms of this Agreement.

          SECTION 6.02.  Stock Ownership Reports.  The following informational
                         -----------------------
reporting requirements shall apply during the term of this Agreement:

          (a) Newco Stock Report.  Newco shall provide to Sprint in writing a
              ------------------
monthly report (the "Newco Outstanding Stock Report") setting forth certain information and data pertaining to Newco for each calendar month (a "Month"), which shall be delivered to Sprint on or before the 15th day of the next following month (a "Report Delivery Date"). The Newco Outstanding Stock Report shall be reasonable in detail and shall clearly set forth all of the following information:

               (i) the number of New Securities issued by Newco during the Month;

               (ii) the number of New Securities issued by Newco as Transaction Securities during the Month;

               (iii) the total number of shares of Newco Common Stock outstanding on the last day of the Month;

          (iv) the total number of shares of Newco Common Stock, on a Fully-Diluted Basis, outstanding on the last day of the Month; and

          (v) the total number of Available Top-Up Shares issuable in respect of Transaction Securities issued in the Month and Newco's calculation of the Dilution Factor with respect to any such issuance of Transaction Securities.

          (b) Sprint Ownership Report.  Sprint shall provide to Newco in writing
              -----------------------
a monthly report setting forth certain information and data pertaining to the ownership of Equity Securities of Newco by Affiliated Equity Holders (the "Sprint Ownership Report"), which shall be delivered to Newco on or before the Report Delivery Date; provided, however, that Sprint's only obligation with
                      --------  -------
respect to furnishing a Sprint Ownership Report for a month in which no ownership changes occurred shall be to notify Newco in writing of that fact.
The Sprint Ownership Report shall be reasonable in detail and shall clearly set forth in reasonable detail all of the following information:

                (i) the number of shares of Equity Securities of Newco bought and sold in accordance with the terms of the Governance Agreement during such Month;

                (ii) Sprint's calculation of the number of Available Top-Up shares with respect to issuances of Transactional Securities, as of the last day of the Month; and

                (iii) Sprint's calculation of Sprint's Percentage Interest as of the last day of the Month.

          (c) Each Newco Outstanding Stock Report and Sprint Ownership Report (individually, a "Report" and together, the "Reports") shall state the month to which it applies, and shall be signed by an authorized officer of the applicable party. Newco represents and warrants that each Newco Outstanding Stock Report shall be true and correct in all material respects on the Report Delivery Date. Sprint represents and warrants that each Sprint Ownership Report shall be true and correct in all material respects on the Report Delivery Date. If a Report is determined to be incorrect in any respect at any time after delivery to the other party, the submitting party must resubmit a true and accurate replacement Report which identifies all such corrections; provided, however, that the
                                              --------  -------
submission of any replacement Report or the failure of any Party to submit such replacement Report shall not constitute a waiver by any other Party hereto of any substantive rights otherwise existing under this Agreement.

                                  ARTICLE VII

                                 MISCELLANEOUS
                                 -------------

          SECTION 7.01.  Effectiveness; Termination; Survival.  (a) This
                         ------------------------------------
Agreement shall become effective at the Closing. This Agreement shall terminate at the earliest of the following to occur: (i) the termination of the Investment Agreement in accordance with its terms; (ii) such time as Sprint's Percentage Interest is greater than 90% or less than the Lower Threshold; (iii) the expiration of the Sprint Right to Offer Period; (iv) the first date on which any Person or 13D Group (other than Affiliated Equity Holders) is determined (A) to beneficially own or control more than 35% of the Equity Securities outstanding by virtue of the acquisition of such securities pursuant to a Third-Party Offer if the rights granted and process contemplated by Article IV hereof have been effected in accordance with the terms thereof or (B) to beneficially own or control 50% or more of the Voting Equity Securities outstanding; (v) upon the termination of the Marketing Agreement in accordance with Sections 24(b)(ii), 24(c), 24(d)(i), or 24(d)(ii) thereof; or (vi) upon the exercise by any "Holder" of "Registrable Securities" under the Registration Rights Agreement of registration rights (demand or incidental) held by Person thereunder.

          (b) Notwithstanding the termination of this Agreement as set forth in
Section 7.01(a) above, until the sixth anniversary of the Closing Date and thereafter for so long as Sprint's Percentage Interest is greater than the Lower Threshold, then Sprint shall still be subject to the restrictions set forth in Sections 4.01 and 5.01 hereof (the "Standstill Provisions") and, for so long as Sprint's Percentage Interest remains greater than the Lower Threshold, Sprint shall still have rights pursuant to this Agreement under Section 2.01 (subject to termination of such rights by virtue of Section 2.01(d)) and Section 3.01(b). In such event, the Standstill Provisions, Section 2.01, Section 3.01(b), Article VII and any definition or definitional provision of any of the foregoing provisions of this Agreement shall remain in full force and effect until such time as Sprint's Percentage Interest is less than the Lower Threshold (provided,
                                                                       --------
that, the use of any such definitions for such limited purpose shall not give
----
rise to any of the substantive rights or obligations that relate to such definitions); provided, however, that during any period in which the Standstill
              --------  -------
Provisions survive, Sprint and its Affiliates may directly approach the Board of Directors of Newco in order to make an offer to effect a Business Combination.

          SECTION 7.02.  Notices.  Unless otherwise provided herein, any notice,
                         -------
request, waiver, instruction, consent or document or other communication required or permitted to be given by this Agreement shall be effective only if it is in writing and (a) delivered by hand or sent by certified mail, return receipt requested, (b) if sent by a nationally-recognized overnight delivery service with delivery confirmed, or (c) if telexed or telescoped, with receipt confirmed as follows:

        The Company:          3100 New York Drive
                              Pasadena, California 91107
                              Attn.: President and CEO
                              Telecopy No.: 626/296-4161

        With a copy to:       Hunton & Williams
                              NationsBank Plaza, Suite 4100
                              600 Peachtree Street, N.E.
                              Atlanta, Georgia  30308-2216
                              Attn:  Scott M. Hobby, Esq.
                              Telecopy No.: (404) 888-4190

        Newco and Newco Sub:  3100 New York Drive
                              Pasadena, California 91107
                              Attn: President and CEO
                              Telecopy No.: 626/296-4161
        with a copy to:       Hunton & Williams
                              NationsBank Plaza, Suite 4100
                              600 Peachtree Street, N.E.
                              Atlanta, Georgia  30308-2216
                              Attn: Scott M. Hobby, Esq.
                              Telecopy No.: (404) 888-4190

        Sprint:               Sprint Corporation
                              2330 Shawnee Mission Parkway
                              Westwood, Kansas 66205
                              Attn:  Chief Financial Officer
                              Telecopy No.: (913) 624-8426

        with a copy to:       Sprint Corporation
                              2330 Shawnee Mission Parkway
                              Westwood, Kansas 66205
                              Attn:  Corporate Secretary
                              Telecopy No.: (913) 624-8233

        with an additional
        copy to:              Stinson, Mag & Fizzell, P.C.
                              1201 Walnut, Suite 2800
                              P.O. Box 419251
                              Kansas City, Missouri  64141-6251
                              Attn:  John A. Granda, Esq.
                              Telecopy No.: (816) 691-3495

The parties hereto ("Parties") shall promptly notify each other of any change in their respective addresses or facsimile numbers or of the Person or office to receive notices, requests or other communications under this Section 7.02. Notice shall be deemed to have been given as of the date when so personally delivered, when actually delivered by the U.S. Postal Service at the proper address, the next day when delivered during business hours to an overnight delivery service properly addressed or when receipt of a telex or telecopy is confirmed, as the case may be, unless the sending party has actual Knowledge that such notice was not received by the intended recipient.

          SECTION 7.03.  Entire Agreement.  This Agreement and, upon execution
                         ----------------
by all Parties thereto, the Investment Agreement and the Ancillary Agreements, together with the respective Schedules and Exhibits hereto and thereto, embody the entire agreement and understanding of the Parties in respect to the matters contemplated hereby and thereby and supersedes and renders null and void all other prior agreements and understandings, written and oral, with respect to the subject matter hereof and thereof, provided, that, this provision shall not
                                   --------  ----
abrogate any other written agreement between the Parties executed simultaneously with this Agreement. No Party shall be liable or bound to any other Party in any manner by any promises, conditions, representations, warranties, covenants, agreements and understandings, except as specifically set forth herein or therein.

          SECTION 7.04.  Waiver.  Except as otherwise permitted in this
                         ------
Agreement, the terms or conditions of this Agreement may not be waived unless set forth in a writing signed by the Party entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof. The rights and remedies of the Parties are cumulative and not alternative. Except as otherwise permitted in this Agreement, neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement, any of the Ancillary Agreements or the documents referred to in this Agreement or therein will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

          SECTION 7.05.  Successors and Assigns.  Neither this Agreement nor any
                         ----------------------
of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by any of the Parties without the prior written consent of the other Parties; provided, however, that such assignment or
                                      --------  -------
transfer may be made by (i) by Sprint or Sprint L.P. to any of their respective Affiliates who are "controlled" (as such term is defined in Rule 12b-2 promulgated pursuant to the Exchange Act) by Sprint or Sprint L.P., or (ii) pursuant to any merger or sale of substantially all of the assets of Sprint or such Affiliates (or any transaction having such effect) that is pursuant to an agreement entered into after the Closing; provided, however, that, in either
                                          --------  -------
such case, before such assignment may take effect, the proposed successor or assignee agrees in writing to be bound by all of the provisions hereof and executes an Irrevocable Proxy. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Any attempted assignment in violation of this Section 7.05 shall be void.

          SECTION 7.06.  Governing Law.  This Agreement shall be construed in
                         -------------
accordance with and governed by the laws of the State of Delaware, without regard to conflict of laws principles.

          SECTION 7.07.  Severability.  If any term or provision of this
                         ------------
Agreement or the application thereof to either party or set of circumstances shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement or under any other circumstances, and the Parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

          SECTION 7.08.  Counterparts.  This Agreement may be executed in one or
                         ------------
more counterparts each of which when so executed and delivered shall for all purposes be deemed to be an original but all of which, when taken together, shall constitute one and the same Agreement.

          SECTION 7.09.  Headings.  The table of contents, captions and headings
                         --------
used in this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof.

          SECTION 7.10.  No Third-Party Beneficiaries.  Nothing in this
                         ----------------------------
Agreement or any Ancillary Agreements, express or implied, shall create or confer upon any Person (including but not limited to any employees), other than the Parties or their respective successors and permitted assigns, any legal or equitable rights, remedies, obligations, liabilities or claims under or with respect to this Agreement except as expressly provided herein.

          SECTION 7.11.  Interpretation.  (a)  Unless specifically stated
                         --------------
otherwise, references to Articles, Sections, Exhibits and Schedules refer to Articles, Sections, Exhibits and Schedules in this Agreement. References to "includes" and "including" mean "includes without limitation" and "including without limitation."

          (b) Each Party is a sophisticated legal entity that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each Party hereby acknowledges that no Party has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement or the documents and instruments delivered at the Closing.

          (c) No provision of this Agreement shall be interpreted in favor of, or against, either of the Parties by reason of the extent to which either such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

          SECTION 7.12.  Inclusion of Information in Schedules.  The inclusion
                         -------------------------------------
of any information in any disclosure schedule (i) shall not be deemed an admission that any such information is material for purposes of the representation and warranty to which it relates or any other representation and warranty or for any other purpose related to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, including, without limitation, for purposes of any covenants, closing conditions or any other remedies the Parties may have, and (ii) shall not be used or interpreted in any manner to create a standard of materiality for any such purpose.

          SECTION 7.13.  Exclusive Jurisdiction and Consent to Service of
                         ------------------------------------------------
Process. The Parties agree that any legal action arising out of or relating to
-------
this Agreement or the transactions contemplated hereby or thereby shall be instituted by the Parties only in a Delaware state court or a federal court sitting in that state, which shall be the exclusive venue of any such action. Each Party waives any objection which such party may now or hereafter have to the laying of venue of any such action, and irrevocably consents and submits to the jurisdiction of any such court (and the appropriate appellate courts) in any such action. Any and all service of process and any other notice in any such action shall be effective against such Party when transmitted in accordance with
Section 7.02. Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by applicable law.

          SECTION 7.14.  Amendment.  No amendment, modification or alteration of
                         ---------
the terms or provisions of this Agreement or any Ancillary Agreement, including any Schedules and Exhibits hereto or thereto, shall be binding unless the same shall be in writing and duly executed by the Party against whom such amendment, modification or alteration is sought to be enforced.

          SECTION 7.15.  Survival.  All of the representations, warranties,
                         --------
covenants and agreements set forth in this Agreement shall survive the Closing.

          SECTION 7.16.  WAIVER OF JURY TRIAL.  THE COMPANY, NEWCO, SPRINT AND
                         --------------------
SPRINT L.P. HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

          SECTION 7.17.  Specific Performance.  The Parties agree that immediate
                         --------------------
irreparable damages for which there is no adequate remedy at law would occur in the event that any provision of this Agreement is not performed in accordance with the specific terms hereof or is otherwise breached. It is accordingly agreed that in the event of a failure by a party to perform its obligations under this Agreement, the non-breaching Party shall be entitled to specific performance through injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically the provisions of this Agreement in any action instituted in any court having subject matter jurisdiction, in addition to any other remedy to which such Party may be entitled, at law or in equity.

          SECTION 7.18.  Voting Agreement; Proxy.  (a) To the extent this
                         -----------------------
Agreement constitutes a voting agreement in accordance with Section 218(c) of the Delaware General Corporation Law, it is intended to comply therewith and be enforceable thereunder. The voting obligations of Sprint under this Agreement, including without limitation, those set forth in Sections 2.02, 4.02 and 4.03 hereof, shall be irrevocable.

          (b) In order to ensure that the voting agreements set forth in Sections 2.02, 4.02 and 4.03 hereof will be fulfilled, each of Sprint and Sprint L.P. agrees to grant, and concurrently with the execution of this Agreement hereby grants, to the Company and Newco, or either of them, an Irrevocable Proxy, coupled with an interest, with respect to (a) the matters contemplated by
Section 2.02 hereof, all of the Equity Securities owned by Affiliated Equity Holders and (b) with respect to the matters contemplated by Section 4.02 or
Section 4.03 hereof, the Specified Number of Equity Securities covered by such voting agreements which Sprint or Sprint L.P. beneficially owns, as determined under Rule 13d-3 of the Exchange Act, in each such case, for and in the name, place and stead of such stockholder or any of its Affiliated Equity Holders, at any annual or special meeting of the holders of Newco Common Stock and at any adjournment or postponement thereof, or pursuant to any consent in lieu of a meeting. The Irrevocable Proxy granted by each of the Sprint and Sprint L.P. constitutes the valid and effective irrevocable proxy, coupled with an interest, of each of Sprint and Sprint L.P. in respect of the Equity Securities beneficially owned by each of them, within the meaning of Section 212(e) of the Delaware General Corporation Law; revokes any proxy or proxies or powers of attorney heretofore given by either of them in respect of such Equity Securities; shall remain in full force and effect and is and shall be irrevocable until the termination of this Agreement and is coupled with an interest and an integral part of the benefits and obligations of each of Sprint and Sprint L.P. and the rights and benefits of the Company and Newco.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              SPRINT CORPORATION

                              By: /s/ Theodore H. Schell
                                 --------------------------------------
                                 Name:  Theodore H. Schell
                                 Title: Vice President - Strategic Planning
                                        and Corporate Development


                              SPRINT COMMUNICATIONS COMPANY L.P.

                              By:  U.S. Telecom, Inc., General Partner

                              By: /s/ Don A. Jensen
                                 --------------------------------------
                                 Name:  Don A. Jensen
                                 Title: Vice President and Secretary

                              EARTHLINK NETWORK, INC.

                              By: /s/ Charles G. Betty
                                 --------------------------------------
                              Name:   Charles G. Betty
                              Title:  President and CEO

                              NEWCO, INC.

                              By: /s/ Charles G. Betty
                                 --------------------------------------
                              Name:   Charles G. Betty
                              Title:  President and CEO



                   [SIGNATURE PAGE FOR GOVERNANCE AGREEMENT]

                                                                SCHEDULE 2.01 TO
                                                        THE GOVERNANCE AGREEMENT

                              Board of Directors
                              ------------------

Management Directors
--------------------

Sky D. Dayton
C. Garry Betty






Independent Directors
---------------------

Sidney Azeez
Robert M. Kavner
Linwood A. Lacy, Jr.
Paul McNulty
Kevin M. O'Donnell
John W. Sidgmore
Reed E. Slatkin

                  IRREVOCABLE PROXY COUPLED WITH AN INTEREST


     The undersigned hereby irrevocably appoint(s) EarthLink Network, Inc., a Delaware corporation ("EarthLink Network"), or Newco, Inc., a Delaware corporation ("Newco"), or either of them, as the proxy of the undersigned and hereby grant(s) to EarthLink Network or Newco this irrevocable proxy coupled with an interest ("Irrevocable Proxy") with respect to the following Equity Securities of the undersigned or any Affiliated Equity Holder of the undersigned that the undersigned owns of record or otherwise has the right to vote, with all power and authority to vote and to execute and deliver written consents, in each case in accordance with the terms of Sections 2.02, 4.02 and 4.03 of the Governance Agreement to the extent specified below:

          (a) With respect to any matter contemplated by Section 2.02 of that certain Governance Agreement dated February 10, 1998 (the "Governance Agreement") by and among EarthLink Network, Newco, Sprint Corporation and Sprint Communications Company L.P., as to all Equity Securities owned by the undersigned or by any Affiliated Equity Holder of the undersigned;

          (b) With respect to any matter contemplated by Section 4.02 or Section
     4.03 of the Governance Agreement, as to the Specified Number of Equity Securities owned by the undersigned or by any Affiliated Equity Holder of the undersigned;

in each case, in the name, place and stead of the undersigned, and at any annual or special meeting of stockholders of EarthLink Network or Newco or at any adjournment or postponement thereof, or as to any action that can be taken by written consent; and in each case to the same extent and with the same effect as the undersigned might or could do under any applicable law or regulation governing the rights and powers of stockholders of a Delaware corporation, irrespective of whether the undersigned is present at such meeting.

          This Irrevocable Proxy constitutes a valid and effective irrevocable proxy coupled with an interest of EarthLink Network and Newco in the Equity Securities, within the meaning of Section 212(e) of the Delaware General Corporation Law, of the undersigned in respect of the foregoing Equity Securities and revokes any proxy or proxies heretofore given by the undersigned in respect of any such Equity Securities. This Irrevocable Proxy shall remain in full force and effect and be irrevocable until termination of the Governance Agreement. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Governance Agreement.

     Until such time as the Governance Agreement is terminated, this Irrevocable Proxy shall continue to cover all Equity Securities sold, transferred or otherwise disposed of after the date hereof other than in accordance with the terms and provisions of the Governance Agreement.



Dated:  February    , 1998      SPRINT CORPORATION
                 ---

                              By:
                                 --------------------------------------
                              Name:
                                   ------------------------------------
                              Title:
                                    -----------------------------------




                              SPRINT COMMUNICATIONS COMPANY L.P.


                              By:  U.S. Telecom, Inc.

                              By:
                                 --------------------------------------
                                     General Partner


STATE OF          )
                  )  ss.
COUNTY OF         )
         ---------

          Sworn to and subscribed before me this ___ day of February, 1998 and acknowledged before me as being the free act and deed of the above signatory(ies).




                                 --------------------------------------
                                              Notary Public


My Commission expires:
                      ---------------------



            [SIGNATURE PAGE FOR IRREVOCABLE PROXY WITH AN INTEREST]